For Immediate Release:

Media and Investor Relations

Sue Carruthers

Ciphergen Biosystems, Inc.

510-505-2297

scarruthers@ciphergen.com

Ciphergen Adopts Stockholder Rights Plan

Fremont, CA, March 8, 2002 — Ciphergen Biosystems, Inc. (Nasdaq: CIPH) announced today that its Board of Directors has approved the adoption of a Share Purchase Rights Plan.  The Rights Plan is designed to assure that Ciphergen stockholders receive fair and equal treatment in the event of any proposed takeover of the company and to guard against partial tender offers and other abusive tactics to gain control of the company without paying all stockholders the fair value of their shares. The plan was not adopted in response to any specific attempt to acquire the company.

Similar to Rights Plans adopted by many other companies, Ciphergen will issue a non-taxable dividend of one right for each share of its Common Stock held by stockholders of record as of the close of business on March 31, 2002.  Each right will initially entitle stockholders to purchase a fractional share of Ciphergen’s Preferred Stock for $50.  However, the rights are not immediately exercisable and will become exercisable only upon the occurrence of certain events.  If a person or group acquires, or announces a tender or exchange offer that would result in the acquisition of 15 percent or more of Ciphergen Common Stock while the Rights Plan remains in place, then, unless the rights are redeemed by Ciphergen for $0.001 per right, the rights will become exercisable by all rights holders, except the acquiring person or group, for shares of Ciphergen or the third party acquirer having a value of twice the right’s then-current exercise price.  Further details of the plan are outlined in a letter that will be mailed to stockholders as of the record date.

About Ciphergen

Ciphergen develops, manufactures and markets a family of ProteinChip® Systems for clinical, research and process proteomics applications, as well as a broad range of bioseparations media for protein purification through its BioSepra process chromatography division.  ProteinChip Systems enable protein discovery, profiling, characterization and assay development to provide researchers with predictive analysis capabilities and a better understanding of biological functions at the protein level. ProteinChip Systems are enabling tools in the emerging field of protein-based biology research, known as proteomics. Proteomics provides a direct approach to understanding the role of proteins in the biology of disease, monitoring disease progression and evaluating the therapeutic effects and side effects of drugs.  Ciphergen believes proteomics will be a major focus of biological research by enhancing the understanding of gene function and the molecular basis of disease.

Safe Harbor Statement

Note Regarding Forward-Looking Statements: This press release contains forward-looking statements, including statements about the use of ProteinChip Systems and future growth of proteomics. Actual results may differ materially from those projected in such forward-looking statements due to various factors, including the ability of Ciphergen’s customer base to successfully use the ProteinChip Systems and the continued emergence of proteomics as a major focus of biological research and drug discovery. Investors should consult Ciphergen’s filings with the Securities and Exchange Commission, including its Form 10-Q for the quarter ended September 30, 2001, for further information regarding these and the other risks of the Company’s business.

Ciphergen and ProteinChip are registered trademarks of Ciphergen Biosystems, Inc.